PRESS RELEASE

FINJAN HOLDINGS ANNOUNCES DATE CHANGE
FOR NEW STOCK TICKER SYMBOL “FNJN”

NEW YORK, June 10, 2013--- Finjan Holdings, Inc. (OTC MKT: COIND) (the “Company”) today announced it has been notified by FINRA that because of administrative delays for purposes of implementing the new common stock ticker symbol, the date of its previously announced trading symbol change has been moved.  Commencing Tuesday, July 2, 2013, the Company's common shares are scheduled to start trading on the OTC markets under the trading symbol “FNJN” (OTC MKT: FNJN).  The Company will continue to trade as usual under the ticker symbol “COIND” until this change is effective.  The Company previously announced that the new ticker symbol would commence June 11, 2013.

For Additional Information: www.finjan.com

ABOUT FINJAN:
Finjan is a leading online security and technology company which owns a portfolio of patents, related to software that proactively detects malicious code and thereby protects end-users from identity and data theft, spyware, malware, phishing, trojans and other online threats.  Founded in 1997, Finjan is one of the first companies to develop and patent technology and software that is capable of detecting previously unknown and emerging threats on a real-time, behavior-based basis, in contrast to signature-based methods of intercepting only known threats to computers, which were previously standard in the online security industry.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains statements, estimates, forecasts and projections with respect to future performance and events, which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent and belief or current expectations of the Company and its affiliates and subsidiaries and their respective management teams. These statements may be identified by the use of words like “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “plan”, “will”, “should”, “seek” and similar expressions and include any projections or estimates set forth herein. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, that actual results may differ materially from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include, without limitation, those detailed in our filings with the Securities and Exchange Commission (“SEC”). Neither the Company nor any of its affiliates undertakes any obligation to update and forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

The Company will continue to file annual, quarterly and current reports, proxy statements and other information with the SEC. The filings with the SEC will contain important information regarding the Company, its business, financial condition, results of operations and prospects.  One should assume that information contained in any of the filings with the SEC is only accurate as of the date specified in such filings.  The business, financial condition, results of operations and prospects may have changed materially since any such date. One is advised to carefully review the “Risk Factors” set forth in the Current Report on Form 8-K filed with the SEC on June 3rd, 2013.

Contact:

Scott Eckstein
MWW Group
Telephone: (212) 827-3766
Email: seckstein@mww.com